                                                                    EXHIBIT 10.7

                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        GROUP MAINTENANCE AMERICA CORP.
                            JARL ACQUISITION CORP.

                                      AND

                                 AA JARL, INC.

                                      AND

                                JAMES WILLBURN



                                MARCH 17, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

ARTICLE 1

THE MERGER.................................................................   1
     1.1    The Merger.....................................................   1
     1.2    Effective Time of the Merger...................................   1
     1.3    Closing........................................................   1
     1.4    Effects of the Merger..........................................   2

ARTICLE 2

CONVERSION OF STOCK;EXCHANGE OF CERTIFICATES...............................   2
     2.1    Conversion of Stock............................................   2
            (a)  Merger Sub Capital Stock..................................   2
            (b)  Cancellation of the Company Treasury Stock................   3
            (c)  Merger Consideration......................................   3
     2.2    Exchange of Certificates.......................................   3
            (a)  Exchange Agent............................................   3
            (b)  No Fractional Shares......................................   4

ARTICLE 3

CONSIDERATION ADJUSTMENTS..................................................   4
     3.1    Adjustments to Merger Consideration............................   4
            (a)  Debt Adjustment...........................................   4
            (b)  Working Capital Adjustment................................   4
            (c)  Make Whole Adjustment.....................................   5
     3.2    Shareholder Options............................................   5

ARTICLE 4

REPRESENTATIONS AND WARRANTIES.............................................   6
     4.1    Representations and Warranties by Shareholder..................   6
            (a)  Qualification.............................................   7
            (b)  Authority Relative to Agreement...........................   7
            (c)  Non-Contravention.........................................   7
            (d)  Approvals.................................................   7
            (e)  Ownership of Company Common Stock.........................   7
            (f)  Restricted Securities.....................................   8

     4.2    Representations and Warranties of Shareholder and the Company...   8
            (a)  Organization and Qualification, etc........................   9
            (b)  Capital Stock..............................................   9
            (c)  Subsidiaries, etc..........................................   9
            (d)  Authority Relative to Agreement............................   9
            (e)  Non-Contravention..........................................  10
            (f)  Approvals..................................................  10
            (g)  Financial Statements.......................................  10
            (h)  Absence of Certain Changes or Events.......................  11
            (i)  Undisclosed Liabilities....................................  12
            (j)  Permits and Legal Compliance...............................  12
            (k)  Title to Properties; Absence of Liens and
                  Encumbrances, etc.........................................  12
            (l)  Software...................................................  13
            (m)  List of Properties, Contracts and Other Data...............  13
            (n)  Litigation.................................................  14
            (o)  Labor or Employee Controversies............................  14
            (p)  Patent, Trademark, etc. Claims.............................  15
            (q)  Use of Real Property.......................................  15
            (r)  Accounts Receivable........................................  15
            (s)  Insurance..................................................  15
            (t)  Employee Benefits..........................................  16
            (u)  Tax Matters................................................  16
            (v)  Brokers....................................................  17
            (w)  Tax-Free Reorganization....................................  17

     4.3    Representations and Warranties by the Parent....................  18
            (a)  Organization and Qualification, etc........................  18
            (b)  Capital Stock..............................................  19
            (c)  Subsidiaries, etc..........................................  19
            (d)  Authority Relative to Agreement............................  19
            (e)  Non-Contravention..........................................  19
            (f)  Approvals..................................................  19
            (g)  Litigation.................................................  20
            (h)  Brokers....................................................  20
            (i)  Tax-Free Reorganization....................................  20

     4.4    Representations and Warranties Concerning the Merger Sub........  21
            (a)  Organization and Standing..................................  21
            (b)  Capital Structure..........................................  21
            (c)  Authority..................................................  21

ARTICLE 5

ADDITIONAL COVENANTS AND AGREEMENTS.........................................  21
     5.1    Conduct of Business.............................................  21
     5.2    Access to Information by The Parent.............................  22
     5.3    Amendment to Schedules..........................................  23
     5.4    Noncompetition..................................................  23
     5.5    Confidentiality.................................................  24
     5.6    Exclusivity.....................................................  24
     5.7    Release of Shareholder Guarantees...............................  25
     5.8    Tax-Free Reorganization.........................................  25

ARTICLE 6

CONDITIONS PRECEDENT........................................................  25
     6.1    Conditions Precedent to the Obligations of the
             Parent and the Merger Sub......................................  25
            (a)  Accuracy of Representations and Warranties.................  25
            (b)  Performance of Covenants...................................  25
            (c)  Legal Actions or Proceedings...............................  25
            (d)  Approvals..................................................  26
            (e)  Shareholders Agreement.....................................  26
            (f)  Employment Agreement.......................................  26
            (g)  Lease Agreement............................................  26
            (h)  Registration Rights Agreement..............................  26
            (i)  Tax Indemnification Agreement..............................  26
            (j)  Elimination of Certain Expenses............................  26
            (k)  Lender Approval............................................  26
            (l)  Opinion of Counsel for the Company and Shareholder.........  26
            (m)  Resignations of Directors and Officers.....................  27
            (n)  All Proceedings to be Satisfactory.........................  27

     6.2    Conditions Precedent to the Obligations of Shareholder
             and the Company................................................  27
            (a)  Accuracy of Representations and Warranties.................  27
            (b)  Performance of Covenants...................................  27
            (c)  Approvals..................................................  27
            (d)  Release from Guarantee.....................................  27
            (e)  Lease Agreement............................................  27
            (f)  Registration Rights Agreement..............................  27
            (g)  All Proceedings to be Satisfactory.........................  28
            (h)  Opinion of Counsel for The Parent..........................  28
            (i)  Legal Actions or Proceedings...............................  28

ARTICLE 7

SURVIVAL OF REPRESENTATIONS INDEMNIFICATION.................................  28
     7.1    Survival of Representations and Warranties......................  28
     7.2    Indemnification by Shareholder..................................  28
     7.3    Indemnification by the Surviving Corporation and the Parent.....  28
     7.4    Notice..........................................................  29

ARTICLE 8

STOCK TRANSFER RESTRICTIONS.................................................  29
     8.1    Compliance with Securities Laws.................................  29
     8.2    Restrictions on Transfer........................................  29
     8.3    Other Agreements................................................  30
     8.4    Tax-Free Requirements...........................................  30

ARTICLE 9

FURTHER ASSURANCES..........................................................  31
     9.1    Further Assurances..............................................  31
     9.2    Books and Records...............................................  31

ARTICLE 10

MISCELLANEOUS...............................................................  31
     10.1   Termination.....................................................  31
     10.2   Effect of Termination...........................................  32
     10.3   Expenses, etc...................................................  32
     10.4   Execution in Counterparts.......................................  32
     10.5   Notices.........................................................  32
     10.6   Waivers.........................................................  33
     10.7   Amendments, Supplements, etc....................................  33
     10.8   Entire Agreement................................................  34
     10.9   Choice of Forum; Consent to Jurisdiction........................  34
     10.10  Binding Effect, Benefits........................................  34
     10.11  Assignability...................................................  34
     10.12  Public Announcements............................................  34
     10.13  Invalid Provisions..............................................  34
     10.14  Consent of Spouse...............................................  35

COMPANY DISCLOSURE SCHEDULE

PARENT DISCLOSURE SCHEDULE

EXHIBIT A
(to the Agreement and Plan of Merger)
SUBORDINATED PROMISSORY NOTE

EXHIBIT B
(to Agreement and Plan of Merger)
EMPLOYMENT AGREEMENT

EXHIBIT C
(to Agreement and Plan of Merger)
LEASE

EXHIBIT D
(to Agreement and Plan of Merger)
REGISTRATION RIGHTS AGREEMENT

EXHIBIT E
(to the Agreement and Plan of Merger)
TAX INDEMNIFICATION AGREEMENT

EXHIBIT F
(to the Agreement and Plan of Merger)
EXPENSES OF THE COMPANY

EXHIBIT G
(to Agreement and Plan of Merger)
OPINION OF COUNSEL FOR THE COMPANY AND SHAREHOLDER

EXHIBIT H
(to the Agreement and Plan of Merger)
OPINION OF COUNSEL FOR THE PARENT

                         AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (this "Agreement") made effective as of March 17, 1997, by and among Group Maintenance America Corp., a Texas corporation (the "Parent"), JARL Acquisition Corp., a Texas corporation ("Merger Sub"), AA JARL, Inc., a Texas corporation (the "Company"), and James Willburn together with Mary Ellen Willburn, his spouse, an individual resident of Texas and sole shareholder of the Company (the "Shareholder").

     WHEREAS, the respective Boards of Directors of the Parent, the Merger Sub and the Company, and the Parent, acting as the sole shareholder of the Merger Sub, and the Shareholder, acting as the sole shareholder of the Company, have approved the merger of the Company with and into the Merger Sub (the "Merger"), pursuant and subject to this Agreement and the applicable statutes of the State of Texas whereby each issued and outstanding share of Common Stock, $1.00 par value per share of the Company ("Company Common Stock") will be converted into the right to receive Common Stock, $.001 par value per share of the Parent ("Parent Common Stock"), and the Cash Consideration (as defined below), all as provided herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  THE MERGER

      1.1 THE MERGER. Subject to the terms and conditions hereof, and in accordance with the Texas Business Corporation Act ("TBCA") upon the Effective Time (as defined in Section 1.2), the Company shall be merged with and into the Merger Sub. Merger Sub, as the surviving entity following the Merger is sometimes referred to in this Agreement as the "Surviving Corporation."

      1.2 EFFECTIVE TIME OF THE MERGER. In accordance with the requirements of applicable law, appropriate Articles of Merger under the TBCA shall be prepared, executed and submitted for filing with the Secretary of State of the State of Texas. The date of such filing is referred to in this Agreement as the "Effective Time".

      1.3 CLOSING. The closing of the Merger ("Closing") will take place at 10:00 a.m. at the executive offices of the Parent in Houston, Texas on a date to be specified by the parties, which date shall be the first business day of the calendar month following the month in which the Parent closes its acquisition transaction with Airtron, Inc. (or as soon as practicable thereafter), but in no event later than July 1, 1997 ("Closing Date"). The parties may agree in writing on another date, time or place for the Closing.

      1.4 EFFECTS OF THE MERGER.

          (a) At the Effective Time, (i) the Company shall merge with and into the Merger Sub and as a result thereof, the separate existence of the Company shall cease; (ii) the Articles of Incorporation of the Merger Sub, as amended to date, as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, except that the Articles of Incorporation of the Merger Sub shall be amended to provide that the name of the Surviving Corporation shall be changed to "AA JARL, Inc.", (iii) the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and (iv) the directors and officers of the Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be.

          (b) As and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature previously belonging to the Company and Merger Sub; and all property (real, personal and mixed), and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the Company and Merger Sub shall be transferred to, and vested in, the Surviving Corporation without further act or deed; and all such property, rights and privileges, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Company and Merger Sub; and the title to any real estate, or interest therein, whether by deed or otherwise, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of the Company and Merger Sub and any claim existing, or action or proceeding pending, by or against the Company or Merger Sub may be prosecuted against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of the Company or Merger Sub shall be impaired by the Merger, and all debts, liabilities and duties of each of the Company and Merger Sub shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all in accordance with Section 5.01, et seq., of the TBCA and the terms of this Agreement.

                                  ARTICLE 2

                             CONVERSION OF STOCK;
                           EXCHANGE OF CERTIFICATES

      2.1 CONVERSION OF STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of the Merger Sub:

          (a) Merger Sub Capital Stock. Each share of capital stock of the Merger Sub issued and outstanding at the Effective Time, shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.


                                                    JARL Merger Agreement/Page 2

          (b) Cancellation of the Company Treasury Stock. All shares of the Company Common Stock that are owned by the Company as treasury stock shall be canceled and retired and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor.

          (c) Merger Consideration.  Subject to the adjustments described in
Article 3 hereof, each share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive (i) 3.1746 validly issued, fully paid and nonassessable shares of Parent Common Stock; and (ii) $10.00 in cash (the "Cash Consideration") (such shares of Parent Common Stock and Cash Consideration being sometimes referred to herein collectively as the "Merger Consideration"); provided, however, that if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, or exchange of shares or the like, the conversion formula in this Section 2.1(c) shall be correspondingly revised to provide for the proportionate amount of Parent Common Stock or any other interests into which the Parent Common Stock may have changed.

      2.2 EXCHANGE OF CERTIFICATES.

          (a) Exchange Agent. On the Effective Date, the Parent shall deposit the aggregate amount of Merger Consideration required to be exchanged in accordance with the terms of this Article 2 with the Secretary or Assistant Secretary of the Parent (the "Exchange Agent") and Shareholder shall surrender each and every outstanding certificate which prior thereto represented shares of Company Common Stock, together with duly and properly executed stock powers, to the Exchange Agent, and Shareholder shall be entitled upon such surrender to receive in exchange therefor the Merger Consideration into which such shares so surrendered shall have been converted pursuant to this Agreement, subject to adjustment as provided in Section 3.1 below. Adoption of this Agreement by Shareholder and the Parent shall constitute ratification of the appointment of such Exchange Agent. After the Effective Time and until the outstanding certificates formerly representing shares of the Company Common Stock are so surrendered, each outstanding certificate which, prior to the Effective Time, represented the Company Common Stock shall be deemed for all corporate purposes (except the payment of dividends) to evidence ownership of the Merger Consideration into which the shares of the Company Common Stock represented thereby prior to such Effective Time shall have been converted. Until certificates representing shares of Company Common Stock have been surrendered, no dividend payable to holders of record of the Parent Common Stock shall be paid to the holders of such outstanding stock certificates of the Company in respect thereof. Upon surrender of such outstanding certificates, however, there shall be paid to the holders of the certificate for the Parent Common Stock issued in exchange therefor the amount of dividends, if any, which theretofore became payable with respect to such full shares of the Parent Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any dividends. Notwithstanding any of the foregoing, the parties agree that Exchange Agent shall not be individually responsible or liable in any manner whatsoever for anything which he may do or refrain from doing in connection herewith, and that in the event Exchange Agent becomes involved in any litigation, claim a controversy in connection with his actions under this Agreement,


                                                    JARL Merger Agreement/Page 3

Shareholder agrees to indemnify, defend and save Exchange Agent from all losses, costs, damages, expenses and attorneys' fees suffered or incurred by Exchange Agent as a result thereof.

          (b) No Fractional Shares. Fractional shares of the Parent Common Stock will not be issued in exchange for the Company Common Stock. Upon delivery of certificates representing Company Common Stock together with duly and properly executed stock powers to the Exchange Agent on or after the Effective Time, Exchange Agent will deliver the Merger Consideration, including the Parent Common Stock, to Shareholder, provided that in lieu of any fractional share, Exchange Agent shall deliver a cash amount equivalent to the amount obtained by multiplying such fraction by $6.30. (The shares of Parent Common Stock delivered to Shareholder as part of the Merger Consideration are sometimes referred to hereinafter as the "Initial Shares.") No interest shall be payable with respect to payment of such cash distribution.

                                   ARTICLE 3

                           CONSIDERATION ADJUSTMENTS

      3.1 ADJUSTMENTS TO MERGER CONSIDERATION. The Merger Consideration into which the Company Common Stock shall be converted is subject to the adjustments described in this Section 3.1:

          (a) Debt Adjustment. As provided in Section 5.7 below, within 90 days after the Closing Date, the Parent shall cause the Surviving Corporation to pay off or otherwise retire all of the Company's indebtedness which is secured by the personal guarantee of Shareholder as of the Effective Time up to a maximum of $39,000. To the extent that such indebtedness exceeds $39,000, the Cash Consideration payable to Shareholder shall be reduced by the amount of such excess indebtedness (the "Debt Adjustment"), the Parent shall deliver a cash payment to the holder of such indebtedness in the amount of the Debt Adjustment, and upon surrender of certificates representing shares of the Company's Common Stock by Shareholder as provided in Section 2.2 above, the Cash Consideration payable to Shareholder shall be reduced by the amount of the Debt Adjustment, if any, and, if the Working Capital Adjustment has been determined pursuant to
Section 3.1(b) below at the time such certificates are surrendered, the Cash Consideration shall be increased or decreased, as applicable, by the amount of such Working Capital Adjustment.

          (b) Working Capital Adjustment. Ninety days after the Closing Date (the "Calculation Date"), the value of the Company's "Net Working Capital" (as defined below) as of the last day of the calendar month prior to the Closing Date shall be calculated. If the value of the Company's Net Working Capital is more than or less than One Hundred Three Thousand and 00/100 Dollars ($103,000) as of the last day of the calendar month prior to the Closing Date, then the Cash Consideration into which the Company Common Stock is to be converted shall be increased or decreased accordingly, dollar for dollar (the "Working Capital Adjustment"). For purposes of the Working Capital Adjustment, "Net Working Capital" shall mean the Company's current assets minus current liabilities as determined in accordance with the Company's past practices; provided, however, that the Company's current assets shall not include the Company' accounts receivable that remain unpaid as of the Calculation Date (the "Excluded Accounts"). In consideration of the foregoing,


                                                    JARL Merger Agreement/Page 4

Shareholder, in his sole discretion, shall have the right to acquire any Excluded Accounts from the Surviving Corporation incident to the Working Capital Adjustment. If the amount of the Working Capital Adjustment has been determined at the time Shareholder surrenders certificates representing the Company's Common Stock in exchange for the Merger Consideration as provided in Section 2.2 above, the Cash Consideration shall be increased or decreased, as applicable, by the amount of the Working Capital Adjustment (and shall also be reduced by the amount of the Debt Adjustment, if any). If the amount of the Working Capital Adjustment has not been determined at the time such certificates are surrendered, the Cash Consideration shall be paid to Shareholder without such Working Capital Adjustment; provided that if the Working Capital Adjustment reduces the Cash Consideration, Shareholder shall pay such adjustment to the Parent via wire transfer within three (3) days after the Working Capital Adjustment is finally determined, and if the Working Capital Adjustment increases the Cash Consideration, the Parent shall pay such adjustment to Shareholder via wire transfer within three (3) business days after the Working Capital Adjustment is finally determined. No interest will be payable in respect of the Working Capital Adjustment.

          (c) Make Whole Adjustment. Subject to the provisions of Section 3.2 below, if on the second anniversary of the Closing Date ("Measurement Date"), the average of the per share closing price of the Parent Common Stock for the ten trading days prior to such date (the "Measurement Price") does not exceed $6.30 per share (as adjusted for all stock splits, stock dividends, recapitalization and reorganizations effected after the Closing) (the "Stated Price"), then Shareholder shall have the right, with respect to each Initial Share then held by Shareholder, to receive an amount equal to the difference between the Stated Price and the Measurement Price multiplied by the number of Initial Shares then held by Shareholder, and reduced by an amount equivalent to the aggregate amount of the excess, if any, of the proceeds received by Shareholder from all prior sales of any Initial Shares over the Stated Price thereof (the "Make Whole Adjustment"). The Make Whole Adjustment shall be paid within 45 days of the Measurement Date and, at the election of the Parent in its sole and absolute discretion, shall be payable in any of the following forms:
(x) cash, (y) Parent's subordinated promissory note payable within 180 days of the date of issuance in the form attached hereto as Exhibit A, or (z) by delivery of a number of shares of the Parent Common Stock with a value not less than the amount of Make Whole Adjustment based upon the Measurement Price of such Parent Common Stock.

          (d) Notwithstanding anything in this Article 3 to the contrary, in the event that any of the adjustments required in this Article 3 would jeopardize the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code, the parties agree to reallocate the Merger Consideration payable to Shareholder such that the portion allocated to Parent Common Stock and the portion allocated to Cash Consideration satisfy the requirements for a tax-deferred reorganization pursuant to such Code section, and the parties agree to amend the provisions of this Article 3 as necessary to cause the Merger to comply with the provisions of Section 368(a).

      3.2 SHAREHOLDER OPTIONS. Notwithstanding anything in this Agreement to the contrary, in the event the Parent Common Stock is not publicly traded by December 31, 1998:

          (a) For the period of 30 days immediately following December 31, 1998, Shareholder shall have the right, subject to Section 3.2(b), to require the Parent to repurchase ("Put

                                                    JARL Merger Agreement/Page 5

Option") all of the Parent Common Stock originally issued pursuant to this Agreement and held by Shareholder for a purchase price consisting of $200,000 cash plus an amount equal to an 8% fixed rate of return on such amount calculated from the Effective Time, by providing the Parent written notice of his intention to exercise the Put Option ("Option Notice"). In the event that Shareholder fails to provide the Option Notice during such 30 day period, the Put Option shall expire unexercised. In the event that Shareholder has timely exercised the Put Option and the Parent is either unable or unwilling to make such cash payment within 60 days following its receipt of the Option Notice, the Parent shall notify Shareholder and the Put Option will terminate.

          (b) If Shareholder exercises the Put Option and the Parent is either unable or unwilling to make the required cash payment within 60 days as provided in Section 3.2(a) above, then for a period of 10 days following receipt of notice from Parent regarding termination of the Put Option, or, if Parent is unable to make the required cash payment and Parent does not provide such notice, for a period of 10 days immediately following such 60 day period, Shareholder shall have the right ("Rescission Option") to require the Parent to sell all of the common stock of the Surviving Corporation back to Shareholder for a purchase price consisting of the sum of (a) $100,000 cash (or such higher cash amount as described herein) plus an amount equal to an 8% fixed rate of return on such amount calculated from the Effective Time, plus (b) the net amount of cash contributed to the Surviving Corporation by Parent (whether as a contribution of capital, for the purchase of capital stock, or in the form of loans) reduced by the net amount of cash dividends and distributions from the Surviving Corporation to the Parent since the Effective Time (but not including payments made for goods and services provided by Parent at prices comparable to those available from third parties), plus (c) the surrender of all of the shares of the Parent Common Stock issued to Shareholder pursuant to this Agreement and still held by Shareholder at that time. If, at the time Shareholder exercises the Rescission Option, Shareholder holds less than the number of shares of Parent Common Stock issued to Shareholder incident to the Merger, the cash portion of the purchase price shall be increased by the amount equal to $6.30 multiplied by the number of shares of Parent Common Stock which Shareholder has sold or otherwise disposed of since the Effective Time. The principal amount of outstanding loans from the Parent to the Surviving Corporation will be converted to equity capital immediately prior to such sale. In lieu of making the cash payment described above, if any, Shareholder, at his option, may elect to assume a like amount of debt from the Parent's primary lender, or, if such assumption is not agreed to by such lender, execute and deliver a promissory note payable to the Parent for such amount and payable in one year at a fixed rate of interest equal to the Prime Rate as of the date of its issuance. In lieu of payment for capital consisting of motor vehicles for which ownership is evidenced by a certificate of title issued by any state and that were added to the Surviving Corporation after the Effective Time, Shareholder may elect to return such motor vehicles to the Parent.

                                   ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES

      4.1 REPRESENTATIONS AND WARRANTIES BY SHAREHOLDER. Shareholder represents and warrants to the Parent and the Merger Sub that the statements contained in this Section 4.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the


                                                    JARL Merger Agreement/Page 6

Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.1).

           (a) Qualification. Shareholder is an individual competent to own his properties and assets and carry on his business and affairs as currently conducted.

           (b) Authority Relative to Agreement. Shareholder has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of Shareholder hereby. No proceedings on the part of Shareholder are necessary to authorize the execution and delivery of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and is a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

           (c) Non-Contravention. The execution and delivery of this Agreement by Shareholder do not, and the consummation by Shareholder of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to the loss of a material benefit under, or result in the creation or imposition of any material lien, charge, pledge, security interest or other encumbrance upon any of the property or assets of Shareholder pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which Shareholder is a party or by which any of his assets is bound and do not and will not violate or conflict with any other restriction of any kind or character to which Shareholder is subject or by which any of his assets may be bound.

           (d) Approvals. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person is required for or in connection with the execution and delivery of this Agreement and the consummation by Shareholder of the transactions contemplated hereby.

           (e) Ownership of Company Common Stock. Shareholder is, and as of the Closing Date will be, the lawful owner of all of the outstanding shares of Company Common Stock free and clear of all liens, claims, encumbrances and rights of others of any nature whatsoever, with full power to vote all such shares on any matter that may properly come before shareholders of the Company, and Shareholder may exercise such voting power on any matter, including the Merger, without violation of the rights of any person. The Company has no rights, warrants or options outstanding with respect to its capital stock, and the Company has no obligation to issue voting or nonvoting equity securities to any person as of the date hereof, at any time on or prior to the Merger, or as a result thereof or in connection therewith except as provided in this Agreement.


                                                    JARL Merger Agreement/Page 7

           (f) Restricted Securities.

               (1) The shares of Parent Common Stock which Shareholder will acquire as a part of the Merger Consideration have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being acquired for Shareholder's own account, for investment and not with a view to the distribution thereof.

               (2) Shareholder has the knowledge and experience in financial and business matters to enable him to evaluate the merits and risks of approving this Agreement and the transactions contemplated herein and acquiring shares of Parent Common Stock.

               (3) Shareholder is able to bear the economic risks of his investment in the Parent Common Stock, including the risk of a complete loss of the value of the Parent Common Stock.

               (4) Shareholder has been represented by legal counsel in this transaction and Shareholder and his representatives, including such counsel, have been given the opportunity to ask questions of, and receive answers from, the officers of the Parent concerning the terms of the transactions contemplated hereby and the affairs and the business and financial condition of the Parent.

               (5) Shareholder and his representatives have been given such access to all documents, books and additional information which they have requested regarding the Parent.

               (6) Shareholder has conducted such investigations by himself and through his representatives in making a decision to approve this Agreement and the transactions contemplated herein as he has deemed necessary and advisable.

               (7) Shareholder agrees that the Parent Common Stock issued to Shareholder may not be disposed of except in accordance with the requirements of the Securities Act, any applicable state securities laws and other provisions of this Agreement, and only in a manner which would not cause the transactions contemplated by this Agreement to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

      4.2 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER AND THE COMPANY. The Shareholder and the Company, jointly and severally, represent and warrant to the Parent and the Merger Sub that the statements contained in this Section 4.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.2), except as set forth in the disclosure schedule delivered by the Shareholder and the Company to the Parent and the Merger Sub on the date hereof and initialed by the parties hereto (the "Company


                                                    JARL Merger Agreement/Page 8

Disclosure Schedule"). Nothing in the Company Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Company Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the mere existence of the document or other item itself). The Company Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 4.2.

           (a) Organization and Qualification, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has the corporate power and authority and all licenses, permits and authorizations necessary to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction as set forth in Schedule 4.2(a) of the Company Disclosure Schedule where, to the reasonable belief of Shareholder and the Company, such qualification is appropriate. The copies of the Company's Articles of Incorporation and Bylaws, as amended to date, which have been delivered to the Parent are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.

           (b) Capital Stock. The entire authorized capital stock of the Company consists of 100,000 shares of Company Common Stock of which as of the date hereof 10,000 shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, all of which are held of record by Shareholder, and no shares of Company Common Stock are in the treasury of the Company. As of the date hereof, the Company has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from the Company, any shares of its capital stock and no securities or obligations evidencing any such rights are outstanding.

           (c) Subsidiaries, etc. The Company does not own of record or beneficially, directly or indirectly, (1) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (2) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

           (d) Authority Relative to Agreement. The Company has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of the Company hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors and the Shareholder in his capacity as the sole shareholder of the capital stock of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed


                                                    JARL Merger Agreement/Page 9
     and delivered by the Company and, is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

           (e) Non-Contravention. The execution and delivery of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated hereby will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, or court to which the Company or any of its assets is subject or (2) violate any provision of the Articles of Incorporation or Bylaws of the Company, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of the Company pursuant to any provision of any mortgage, lien, lease, contract, agreement, license, or instrument to which the Company is a party or by which any of its assets is bound. The execution and delivery of this Agreement by the Company do not and will not violate or conflict with any other restriction of any kind or character to which the Company is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which the Company is a party or by which any of its assets is bound, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights.

           (f) Approvals. No consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person is required for the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Secretary of State of the State of Texas and except for those approvals set forth in Schedule 4.2(f) of the Company Disclosure Schedule.

           (g) Financial Statements. Shareholder has previously furnished the Parent with true and complete copies of the reviewed balance sheets of the Company as of February 28, 1996 and the related reviewed statements of income, retained earnings and cash flow for the year ended February 28, 1996 prepared by Mayes Fuller And Associates, P.C., the independent accountants of the Company. Such financial statements have been prepared in accordance with the past practices of the Company and present fairly the financial position and results of operations of the Company as of and for the respective periods then ended. Shareholder has also previously furnished the Parent with true and complete copies of certain financial statements and information of the Company as of July 31, 1996, and a copy of the balance sheet of the Company as of October 31, 1996 and the related statement of income for the eight months then ended. Such financial statements have been prepared in accordance with the past practices of the Company and present fairly the financial position and results of operations of the Company as of and for the time periods indicated. Collectively, the financial statements described in this Section 4.2(g) are the "Company Financial Statements."


                                                   JARL Merger Agreement/Page 10

           (h) Absence of Certain Changes or Events. Since October 31, 1996, the Company has not:

               (1) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business;

               (2) discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business;

               (3) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than Permitted Exceptions);

               (4) transferred, leased or otherwise disposed of any of its assets or properties or acquired any assets or properties, except in any case in the ordinary course of business;

               (5) canceled or compromised any debt or claim, except in the ordinary course of business;

               (6) waived or released, under any contract, rights of the Company having value to the Company, except in any case in the ordinary course of business;

               (7) transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how, except in the ordinary course of business;

               (8) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with any officer or employee or made any loan to, or entered into any material transaction of any other nature with, any officer or employee of the Company;

               (9) entered into any transaction, contract or commitment, except those listed, or which pursuant to the terms hereof are not required to be listed, on the Company Disclosure Schedule to this Agreement, this Agreement and the transactions contemplated hereby, and those entered into in the ordinary course of business;

               (10) declared, paid or made any provision for payment of any dividends or other distribution in respect of shares of the Company's Common Stock, or acquired or made any provision for acquiring any shares of the Company's Common Stock;

               (11) declared, paid or made provisions for any other payment to Shareholder or any other affiliate of Shareholder or the Company, except in the ordinary course of business;


                                                   JARL Merger Agreement/Page 11

               (12) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business; or

               (13) suffered any material adverse change.

          "Permitted Exceptions" shall mean (i) mechanic's, materialman's, warehouseman's and carrier's liens and purchase money security interests arising in the ordinary course of business, a true and correct list of which is set forth on Schedule 4.2(h) of the Company Disclosure Schedule;
     (ii) liens for taxes and assessments not yet payable; (iii) liens for taxes, assessments and charges and other claims, the validity of which the Company or Shareholder are contesting in good faith, a true and correct list of which is set forth on Schedule 4.2(h); and (iv) imperfections of title, liens, security interests, claims and other charges and encumbrances the existence of which would not have in the aggregate a material adverse effect.

           (i) Undisclosed Liabilities. The Company has no liabilities (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any liability), except for (i) liabilities set forth on the face of the Company Financial Statements (rather than in any notes thereto) and (ii) liabilities which have arisen after October 31, 1996 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

           (j) Permits and Legal Compliance. The Company has all permits, licenses, orders, and approvals of all governmental authorities material to the conduct of the Company's business, a true and correct list of which is set forth in Schedule 4.2(j) of the Company Disclosure Schedule. All such permits, licenses, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is pending or threatened.
     None of such permits, licenses, orders or approvals, and no application for any of such permits, licenses, orders or approvals, will be adversely affected by the consummation of the transactions contemplated by this Agreement. The Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.

           (k) Title to Properties; Absence of Liens and Encumbrances, etc. The Company has good and marketable title to all of the real, tangible personal and mixed properties and assets owned by it and used in its business, free and clear of any liens, charges, pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements. The Company's intangible properties and assets (other than any intangible properties and assets described in Section 4.2(l) and Section 4.2(p), which sections contain the Company's and Shareholder's representations and warranties with respect to such intangible properties and assets) are free and clear of any liens, charges,


                                                   JARL Merger Agreement/Page 12
     pledges, security interests or other encumbrances (other than Permitted Exceptions), except as reflected in the Company Financial Statements.

           (l) Software. Schedule 4.2(l) of the Company Disclosure Schedule contains a list or description by type of all operating and applications computer programs and data bases ("Software") which the Company uses or has available for use and plans to use, and such Software constitutes all the Software which is necessary to operate the business of the Company as currently conducted. All such Software is owned outright by the Company except as indicated on Schedule 4.2(l). As to any Software which Schedule 4.2(l) indicates is not owned by the Company, the Company has the right to use the same pursuant to valid leases or licenses therefor. None of the Software used by or available to the Company, and no use thereof, infringes upon or violates any patent, copyright, trade secret or other proprietary right of anyone else and no claim with respect to any such infringement or violation is threatened.

           (m) List of Properties, Contracts and Other Data. Schedule 4.2(m) of the Company Disclosure Schedule contains a list setting forth with respect to the Company as of the date hereof the following:

               (1)  all real properties owned in fee simple by the Company;

               (2) all leases of real or personal property to which the Company is a party, either as lessee or lessor with a brief description of the property to which each such lease relates, except such leases of personal property as require payment during their remaining life aggregating less than $1,000 or are terminable by the Company within three months without payment of a premium or penalty;

               (3) (i) all patents, trademarks and trade names, trademark and trade name registrations, servicemark registrations, copyrights and copyright registrations, unexpired as of the date hereof, all applications pending on such date for patents or for trademark, trade name, service mark or copyright registrations, all other proprietary rights owned or held by the Company and reasonably necessary to, or used by the Company primarily in connection with, its business and
          (ii) all licenses granted by or to the Company and all other agreements to which the Company is a party which relate, in whole or in part, to any items of the foregoing categories, other than any such license or other agreement requiring payments during its remaining life aggregating less than $1,000 or terminable by the Company within three months without payment of a premium or penalty;

               (4) all collective bargaining agreements, employment and consulting agreements (other than consulting agreements terminable by the Company within 60 days without payment of a premium or a penalty), executive compensation plans, bonus plans, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock


                                                   JARL Merger Agreement/Page 13
          option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of the Company;

               (5) all contracts and commitments (including, without limitation, mortgages, indentures and loan agreements) to which the Company is a party, or to which it or any of its assets or properties are subject and which are not specifically referred to elsewhere in this Section 4.2, provided that there need not be listed in the Company Disclosure Schedule of this Agreement (unless required pursuant to the preceding subsections of this Section 4.2(m)) any contract or commitment incurred in the ordinary course of business which requires payments to or by the Company during its remaining life aggregating less than $1,000 or which is terminable by the Company within three months without payment of a premium or penalty; and

               (6) the current annual compensation of all employees of the Company (by position or by department) as of a recent date.

          True and complete copies of all documents and descriptions complete in all material respects of all oral agreements or commitments (if any) referred to in this Section 4.2(m) have been provided to the Parent or its counsel. Neither the Company nor Shareholder has been notified in writing of any claim that any contract listed in Schedule 4.2(m) of the Company Disclosure Schedule is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing material default or event of default or event which with notice or lapse of time or both would constitute such a default.

           (n) Litigation. Except as provided on Schedule 4.2(n) of the Company Disclosure Schedule, there are no actions, suits or proceedings with respect to the business of the Company pending against the Company at law or in equity, or before or by any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality, nor are there any such actions, suits or proceedings with respect to the Business of the Company threatened against the Company.

           (o) Labor or Employee Controversies.

               (1) There are no controversies between the Company and any employees or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending or threatened, related to the Company and there are not any organizational efforts presently being made or threatened in an organized fashion involving any of the Company's employees.

               (2) Neither Shareholder nor the Company has received notice of any claim that he or it has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, harassment and employment safety, or that he or it is


                                                   JARL Merger Agreement/Page 14
          liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

           (p) Patent, Trademark, etc. Claims. No person has made or threatened to make any claims that the operation of the Company is in violation or infringement of any patent, patent license, trade name, trademark, service mark, brandmark, brand name, copyright, know-how or other proprietary or trade rights of any third party; and neither Shareholder nor the Company knows of any non-frivolous basis for any such claims.

           (q) Use of Real Property. Neither Shareholder nor the Company has received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or requirement relating to the operations of the Company or any notice of default under any material lease, contract, commitment, license or permit, relating to the use and operation of the owned or leased real property listed in the Company Disclosure Schedules and there is no such violation or default. Neither Shareholder nor the Company has received notice that any plant, facility or other building which is owned or covered by a lease set forth in the Company Disclosure Schedule does not substantially conform in all material respects with all applicable ordinances, codes, regulations and requirements, and neither Shareholder nor the Company has received notice that any law or regulation presently in effect or condition precludes or restricts continuation of the present use of such properties. There are no pending or, to the knowledge of Shareholder or the Company, threatened condemnation proceedings, lawsuits or administrative actions relating to the owned or leased real property listed in the Company Disclosure Schedules, nor are there any other matters (including street or utility construction projects) known to Shareholder or the Company that would adversely affect access to such property or the current use, occupancy or value thereof.

           (r) Accounts Receivable. The accounts receivable reflected on the balance sheet of the Company as of October 31, 1996, and all accounts receivable arising between October 31, 1996 and the date hereof, arose from bona fide transactions in the ordinary course of business; the services involved have been provided to the account obligor and no further services are required to be provided in order to complete the sales and to entitle the Company or its assignees to collect the accounts receivable in full without set-off or defense. No such account has been assigned or pledged to any other person, firm or corporation.

           (s) Insurance. Schedule 4.2(s) of the Company Disclosure Schedule sets forth a complete and correct list of all insurance policies obtained and maintained by the Company or Shareholder in connection with the business of the Company, covering the Company's real property, motor vehicles and employees, including general liability, property and workers' compensation insurance. Such insurance policies are in full force and effect, and all premiums due on such policies have been paid. The Company and its businesses have been insured under such policies, or substantially similar policies at all times during the five year period ending on the date of this Agreement. The insureds under each such policy have complied in all material respects with the provisions of all such policies. Schedule 4.2(s) lists and briefly describes any claims made by the Company or Shareholder under such policies within the past

                                                   JARL Merger Agreement/Page 15
     five years. The Company and Shareholder have made available to the Parent complete and correct copies of all such policies, together with all riders and amendments thereto.

           (t)  Employee Benefits.

               (1) The Company has complied and currently is in compliance, both as to form and operation, in all material respects with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Codes of 1954 and/or 1986, as amended, respectively (for purposes of this Section 4.2(t) only, the "Code"), with respect to each "employee benefit plan" as defined under Section 3(3) of ERISA. Each employee benefit plan of the Company ("Plan") is described in Schedule 4.2(t) of the Company Disclosure Schedule, and a copy of each Plan is attached thereto.

               (2) The Company has never maintained, adopted or established, contributed or been required to contribute to, or otherwise participated or been required to participate in, a "multiemployer plan" (as defined in Section 3(37) of ERISA). No amount is due as owing from the Company on account of a "multiemployer plan" (as defined in Section 3(37) of ERISA) or on account of any withdrawal therefrom.

               (3) The Company has not incurred any liability with respect to a Plan including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA thereof other than liability for premiums due to the Pension Benefit Guaranty Corporation ("PBGC")), the Code or other applicable law, which has not been satisfied in full, and no event has occurred, and there exists no condition or set of circumstances which could result in the imposition of any liability with respect to a Plan, including, without limitation, under ERISA (including, without limitation, Title I or Title IV of ERISA), the Code or other applicable law with respect to the Plan.

               (4) The Company has no outstanding commitments to provide or to cause to be provided any severance or other postemployment benefit, salary continuation, termination, disability, death, retirement, health or medical benefit or similar benefit to any person (including, without limitation, any former or current employee) that has not been reflected in the Company Financial Statements or is not included in any Plan disclosed in Schedule 4.1(t) of the Company Disclosure Schedule to this Agreement.

           (u)  Tax Matters.

               (1) All federal, state, local and foreign tax returns required to be filed by the Company prior to the date hereof have been filed on a timely basis with the appropriate governmental authorities in all jurisdictions in which such tax returns are required to be filed, and all such returns are true and correct. All federal, state, local and foreign income, franchise, sales, use, property, and all other taxes, fees, assessments, or other governmental charges (including withholding taxes), and all interest and penalties thereon (all of the foregoing collectively, "Taxes") due from or

                                                   JARL Merger Agreement/Page 16
          properly accruable by the Company have been fully and timely paid or, in the cases of Taxes for which payment is not yet required, properly and fully accrued for on the Company Financial Statements or in
          Schedule 4.2(u) of the Company Disclosure Schedule with respect to all taxable periods ending on or prior to the date hereof and interim periods through the date hereof. The Company will not after the Effective Time, owe, or be liable directly or indirectly, to any other person or entity for Taxes imposed on the Company, except for accruals fully reflected on the Company Financial Statements. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company is not currently the subject of any audit, examination or any similar investigation by any governmental authority. Schedule 4.2(u) of the Company Disclosure Schedule sets forth all audits examinations or similar investigations of the Company by any governmental authority since January 1, 1991.

               (2) Neither Shareholder nor the Company is a party to any agreement, contract or arrangement that would, by reason of the consummation of any of the transactions contemplated by this Agreement, individually or in the aggregate, result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. None of the assets of the Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168 of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions.

           (v) Brokers. Other than Fred S. Zeidman, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Shareholder and the Company directly with the Parent and the Merger Sub, without the intervention of any other person on behalf of Shareholder or the Company in such manner as to give rise to any valid claim by any other person against Shareholder or the Company for a finder's fee, brokerage commissions, or similar payment.

           (w) Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the
     Code:

               (1) There is no plan or intention on the part of Shareholder to sell, exchange or otherwise dispose of a number of shares of Parent Common Stock received in the Merger which would reduce Shareholder's ownership of such Parent Common Stock to a number of shares having a value, as of the Closing Date, of less than fifty percent of the value of all of the formerly outstanding stock of the Company as of the same date.

               (2) Immediately following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the Company's net assets and at least 70% of the fair market value of the Company's gross assets.


                                                   JARL Merger Agreement/Page 17

               (3) The liabilities of the Company assumed by the Surviving Corporation and the liabilities to which the assets of the Company are subject were incurred in the Company's ordinary course of business.

               (4) The Company and Shareholder will each pay their respective expenses, if any, incurred in connection with the Merger, and neither the Company nor Shareholder will pay any Parent or Merger Sub expenses incurred in connection with the Merger.

               (5) At the time of the Merger, the Company will not have any outstanding warrants, options, convertible securities, or any other right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Parent's retention of control of the Surviving Corporation.

               (6) The Company is not an investment Company within the meaning of Section 368(a)(2)(F) of the Code.

               (7) On the Closing Date, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

               (8) The Company is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

      4.3 REPRESENTATIONS AND WARRANTIES BY THE PARENT. The Parent represents and warrants to the Shareholder and the Company that the statements contained in this Section 4.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.3), except as set forth in the disclosure schedule delivered by the Parent to the Shareholder and the Company on the date hereof and initialed by the parties hereto (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule will be arranged in sections and paragraphs corresponding to the lettered and numbered sections and paragraphs contained in this Section 4.3.

           (a) Organization and Qualification, etc. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction as set forth in Schedule 4.3(a) of the Parent Disclosure Schedule where, to the reasonable belief of Shareholder and the Parent, such qualification is appropriate. The copies of the Parent's Articles of Incorporation and Bylaws, as amended to date, which have been delivered to Shareholder are complete and correct, and such instruments, as so amended, are in full force and effect at the date hereof.


                                                   JARL Merger Agreement/Page 18

           (b) Capital Stock. The entire authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock of which as of the date hereof 3,028,000 shares of Parent Common Stock are validly issued and outstanding, fully paid and nonassessable.

           (c) Subsidiaries, etc. Other than the Merger Sub, the Parent does not own of record or beneficially, directly or indirectly, (1) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (2) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

           (d) Authority Relative to Agreement. The Parent has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on the part of the Parent hereby. The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors. No other corporate proceedings on the part of the Parent are necessary to authorize the execution and delivery of this Agreement by the Parent or the consummation by the Parent of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and is enforceable against the Parent in accordance with its terms.

           (e) Non-Contravention. The execution and delivery of this Agreement by the Parent do not and the consummation by the Parent of the transactions contemplated hereby will not (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling change, or other restriction of any government, government agency, or court to which the Parent is subject to, or (2) violate any provision of the Articles of Incorporation or Bylaws of the Parent, or (3) violate or result in, with the giving of notice or the lapse of time or both, the violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the property of the Parent pursuant to any provision of any mortgage, lien, lease, agreement, contract, license, or instrument to which the Parent is a party or by which any of its assets is bound. The execution and delivery of this Agreement by the Parent do not and will not violate or conflict with any other restriction of any kind or character to which the Parent is subject or by which any of its assets may be bound, and the same does not and will not constitute an event permitting termination of any such mortgage, lien, lease, agreement, license or instrument to which the Parent is a party or by which any of its assets is bound, except as such enforcement is subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights.

           (f) Approvals. Except as set forth in Schedule 4.3(f) of the Parent Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any other person is required for the execution and delivery of this Agreement and the consummation by the Parent of the transactions contemplated hereby, except for the filing of the Articles of Merger with the Secretary of State of the State of Texas.


                                                   JARL Merger Agreement/Page 19

           (g) Litigation. There are no actions, claims, proceedings or governmental investigations pending against the Parent or any of its assets or properties at law or in equity, before or by any federal, state, or municipal court, agency or other governmental entity, or by any other person, which, individually or in the aggregate, could reasonably be expected (1) to have a material adverse effect on the financial condition or results of operations of the Parent or (2) to prevent the consummation of the transactions contemplated hereby.

           (h) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Parent directly with Shareholder and the Company, without the intervention of any person on behalf of the Parent in such manner as to give rise to any valid claim by any person against the Parent for a finder's fee, brokerage commission, or similar payment.

           (i) Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the
     Code:

               (1) The Parent has no plan or intention to sell, exchange or otherwise dispose or liquidate the Surviving Corporation, to merge the Surviving Corporation with or into any other corporation, to sell or otherwise dispose of its Surviving Corporation Common Stock except for transfers of Surviving Corporation Common Stock to corporations of which the Parent has control (within the meaning of Section 368(a) of the Code) at the time of such transfer, or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any assets acquired in the Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation of which the Surviving Corporation has control (within the meaning of Section 368(a) of the Code) at the time of such transfer.

               (2) The Parent has no plan or intention to cause the Surviving Corporation, after the Merger, to issue additional shares of its stock that would result in the Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

               (3) Following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of his historic business assets in a business.

               (4) If the Merger is effected, the Parent and the Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

               (5) The Parent Common Stock that will be exchanged in the Merger is voting stock within the meaning of Section 368(c) of the Code.

               (6) At the time of the Merger, neither the Parent nor Merger Sub will have any outstanding warrants, options, convertible securities, or any other right pursuant to which any person could acquire stock in the Parent or Merger Sub which, if


                                                   JARL Merger Agreement/Page 20
          exercised or converted, would affect Parent's acquisition or retention of control of the Surviving Corporation.

               (7) The Parent and the Merger Sub are not investment companies as defined in Section 368(a)(2)(F) of the Code.

               (8) None of the Parent Common Stock received by Shareholder as a part of the Merger Consideration will be separate consideration for, or allocable to, any employment agreement.

               (9) Neither the Parent nor the Merger Sub is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

      4.4 REPRESENTATIONS AND WARRANTIES CONCERNING THE MERGER SUB. The Parent and the Merger Sub, jointly and severally, represent and warrant to, and agree with, Shareholder and the Company as follows:

           (a) Organization and Standing. The Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

           (b) Capital Structure. The authorized capital stock of the Merger Sub consists of 5,000 shares of common stock, par value $.01 per share, 1,000 of which are validly issued and outstanding, fully paid and nonassessable and are owned by the Parent free and clear of all liens, claims and encumbrances.

           (c) Authority. The Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and the Parent as its sole shareholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of the Merger Sub are necessary to authorize this Agreement and the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of the Merger Sub enforceable against the Merger Sub in accordance with its terms.

                                   ARTICLE 5

                      ADDITIONAL COVENANTS AND AGREEMENTS

      5.1 CONDUCT OF BUSINESS. During the period from the date hereof to the Closing Date, except as otherwise contemplated by this Agreement, Shareholder shall cause the Company to, and the Company shall, conduct its operations according to its ordinary and usual course of business,


                                                   JARL Merger Agreement/Page 21
subject to the foregoing, to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. Representatives of the Company will confer with representatives of the Parent to keep it informed with respect to the general status of the on-going operations of the Business of the Company. Without limiting the generality of the foregoing, Shareholder will cause the Company to:

          (a) carry on the business in substantially the same manner as heretofore carried on and not introduce any material new method of management, operation or accounting, nor provide discounted services;

          (b) maintain its properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted;

          (c) perform all of its material obligations under all debt and lease instruments and other agreements relating to or affecting its business, assets, properties, equipment and rights, and pay all vendors and suppliers as and when their bills are due;

          (d) maintain its present debt and lease instruments (unless same are otherwise mature) and refrain from entering into new or amended debt or lease instruments without prior written notification to the Parent;

          (e) keep in full force and effect its present insurance policies or other comparable insurance coverage;

          (f) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and other having business relations with the Company;

          (g) refrain from effecting any change in the capital structure of the Company; refrain from incurring any expenditures outside the normal course of business, including any capital expenditures in excess of $5,000, without prior written notification to the Parent;

          (h) refrain from starting or acquiring any new businesses without the prior written consent of the Parent;

          (i) maintain its present salaries and commission levels for all officers, directors, employees or agents;

          (j) refrain from declaring or paying any bonuses, fees, extraordinary commissions or any other unusual distributions to Shareholder, directors, management, sales agents, employees or other personnel without prior written notification to the Parent.

      5.2 ACCESS TO INFORMATION BY THE PARENT. The Parent may prior to the Closing have access to the business and properties of the Company and information concerning its financial and


                                                   JARL Merger Agreement/Page 22
legal condition as the Parent deems necessary or advisable in connection with the consummation of the transactions contemplated hereby, provided that such access shall not interfere with normal operations of the Company. Shareholder and the Company agree to permit the Parent and its authorized representatives, or cause them to be permitted to have, after the date hereof and until the Closing Date, full access to the premises, books and records of the Company during normal business hours, and the officers of the Company will furnish the Parent with such financial and operating data and other information with respect to the Business and properties of the Company as the Parent shall from time to time reasonably request. No investigation by the Parent heretofore or hereafter made shall affect the representations and warranties of Shareholder and the Company, and each such representation and warranty shall survive any such investigation.

      5.3 AMENDMENT TO SCHEDULES. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until Closing to supplement or amend promptly the Disclosure Schedules with respect to any matter that would have been or would be required to be set forth or described in the Disclosure Schedules in order to not materially breach any representation, warranty or covenant of such party contained herein; provided that no amendment or supplement to a Disclosure Schedule that constitutes or reflects, individually or in the aggregate, a material adverse change to the Company's business or assets may be made unless the Parent is informed of the material nature of such change in writing and consents to such amendment or supplement, and no amendment or supplement to a Disclosure Schedule that constitutes or reflects a material adverse change to the Parent's assets or business may be made unless the Company and Shareholder are informed of the material nature of such change in writing and consent to such amendment or supplement. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Section 6.1 and Section 6.2 have been fulfilled, the Disclosure Schedules hereto shall be deemed to be the Disclosure Schedules as amended or supplemented pursuant to this Section 5.3. In the event that the Company or Shareholder seeks to amend or supplement a Disclosure Schedule pursuant to this Section 5.3 and the Parent does not consent to such amendment or supplement, or the Parent seeks to amend or supplement a Disclosure Schedule pursuant to this Section 5.3 and Company or Shareholder does not consent, this Agreement shall be deemed terminated by mutual written consent as set forth in
Section 10.1 hereof.

      5.4 NONCOMPETITION.

          (a) During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date, Shareholder agrees that, within a 50-mile radius of Houston, Texas, he shall not, without the prior consent of the Parent directly or indirectly own, manage, operate, join, control, finance, participate or otherwise engage in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, shareholder (except as a holder of less than 1% of the issued and outstanding voting stock of a corporation listed on a national exchange or qualified to be traded on the NASDAQ National Market System), member, manager joint venturer or otherwise permit his name to be used by or in connection with, or lease, sell, or permit to use any real property or interest therein owned by him, any business that the Parent (or any its affiliates) conducts as of the Effective


                                                   JARL Merger Agreement/Page 23

     Time including, without limitation, any aspect of the plumbing and sewer cleaning, heating, ventilation and air conditioning, electrical, or indoor air quality products or service businesses, other than as an employee of the Parent or a subsidiary of the Parent within the United States.

          (b) Shareholder agrees that the limitations set forth in this Section (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the business of the Surviving Corporation and the Parent. In the event that any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Shareholder agrees to the reduction of the territorial or time limitation to the area or period which such court shall have deemed reasonable.

      5.5 CONFIDENTIALITY. Until the closing of the transactions contemplated herein, all Confidential Information, as hereinafter defined, acquired by the Parent with respect to the Company, shall be (a) maintained in strict confidence, (b) used only for the purpose of and in connection with evaluating or financing the transactions contemplated herein, and (c) disclosed only to employees and duly authorized agents and representatives of the Parent who have been informed of the obligations of the Parent under this Section or any other agreement with respect to such Confidential Information, have a need to know the information in connection with consummating the transactions contemplated herein, agree to keep such information confidential, and agree to be bound by the terms hereof to the same extent as if they were parties hereto. The Parent shall be responsible for any breach of this Section by any of its representatives and agrees to take all reasonable measures to restrain its representatives from prohibited or unauthorized disclosure of the Confidential Information. For the purpose of this Agreement, the term "Confidential Information" shall mean all information acquired by the Parent from the Company or its representatives pursuant to Section 5.2 hereof or otherwise with respect to its operations or Business, other than information generally available to the public other than as a result of disclosure by the Parent or its representatives in violation of this Section and information which becomes available to the Parent on a nonconfidential basis from a source other than the Company or its representatives, provided that such source is not known by the Parent to be bound by a confidentiality agreement, or other obligation of secrecy to the Company or another party. If the transactions contemplated herein are not consummated, all Confidential Information in written or printed or other tangible form (whether copies or originals) shall be returned to the Company, and all documents, memoranda, notes and other writings whatsoever prepared by the Parent or its representatives based on the Confidential Information shall continue to be held in strict confidence hereunder.

      5.6 EXCLUSIVITY. After the signing of this Agreement until May 31, 1997, Shareholder shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any negotiations or discussions regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity in favor of such acquisition structured as a merger, consolidation, or share exchange. Shareholder will (and shall cause the Company to) promptly notify the Parent if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.


                                                   JARL Merger Agreement/Page 24

      5.7 RELEASE OF SHAREHOLDER GUARANTEES. Within 90 days after the Closing Date, the Parent will use its best efforts to obtain the release of Shareholder from any and all personal guarantees previously given by Shareholder to secure the Company's long-term debt obligations. In the event that the Parent is unable to obtain such releases from the Company's lenders, the Parent shall cause the Surviving Corporation to pay off or otherwise retire all of the Company's indebtedness secured by the personal guarantee of the Shareholder, up to a maximum of $39,000. To the extent that the pay off amounts necessary to cause the release of Shareholder's guarantees exceed $39,000, Shareholder agrees that such excess amounts shall be an adjustment to the Cash Consideration as provided in Section 3.1 above.

      5.8 TAX-FREE REORGANIZATION. During the period from the date of this Agreement to the Effective Time, unless the other parties shall otherwise agree in writing, none of the Shareholder, the Parent, the Merger Sub or the Company shall knowingly take or fail to take any action, which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE 6

                             CONDITIONS PRECEDENT

      6.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARENT AND THE MERGER SUB. The obligations of the Parent and the Merger Sub to effect the Merger under this Agreement are subject to the satisfaction in all material respects of each of the following conditions, unless waived by the Parent and the Merger Sub in writing:

           (a) Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 5.3 of this Agreement, the representations and warranties of Shareholder and the Company contained in this Agreement, in the Company Disclosure Schedule of this Agreement or in any closing certificate or document delivered to the Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and Shareholder and the Company shall each have delivered to the Parent and the Merger Sub a certificate to that effect.

           (b) Performance of Covenants. Shareholder and the Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date (except where the failure to so perform or comply would not have an adverse effect on the Parent or the Merger Sub or prevent either of them from consummating the transactions contemplated hereby), and Shareholder and the Company shall each have delivered to the Parent and the Merger Sub a certificate to that effect.

           (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Company, or against the Parent arising by reason of the acquisition of the Company pursuant to this Agreement, which is reasonably likely (1)


                                                   JARL Merger Agreement/Page 25
     to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (2) to have a material adverse effect on the Company or (3) to have a material adverse effect on the results of operations or financial condition of the Parent and its subsidiaries, taken as a whole, after giving effect to the consummation of the transactions contemplated by this Agreement; and Shareholder and the Company shall each have delivered to the Parent and the Merger Sub a certificate to that effect.

           (d) Approvals. The Company and Shareholder shall have procured all of the consents, approvals and waivers specified in Section 4.2(f), and Shareholder and the Company shall each have delivered to the Parent and the Merger Sub a certificate to that effect.

           (e) Shareholders Agreement. Shareholder shall execute and deliver a counterpart of that certain Shareholders Agreement dated as of October 24, 1996 among the Parent and its shareholders (the "Shareholders Agreement").

           (f) Employment Agreement. Shareholder shall execute and deliver an employment agreement with the Surviving Corporation in substantially the form set forth in Exhibit B attached hereto (the "Employment Agreement").

           (g) Lease Agreement. Shareholder and the Company shall execute and deliver a lease in substantially the form set forth in Exhibit C attached hereto (the "Lease Agreement").

           (h) Registration Rights Agreement. Shareholder and the Company shall execute and deliver a Registration Rights Agreement in substantially the form set forth in Exhibit D attached hereto or in such other form as the parties may mutually agree (the "Registration Rights Agreement").

           (l) Tax Indemnification Agreement. Shareholder and the Parent shall execute and deliver a Tax Identification Agreement in substantially the form set forth in Exhibit E attached hereto (the "Tax Indemnification Agreement").

           (j) Elimination of Certain Expenses. Shareholder shall produce evidence to the satisfaction of the Parent that the expenses of the Company as described on Exhibit E attached hereto have been or will be eliminated as expenses of the Company at the Effective Time.

           (k) Lender Approval. Parent shall have obtained the consent or approval of Texas Commerce Bank, N.A., the primary lending institution of the Parent with respect to the transactions contemplated by this Agreement.

           (l) Opinion of Counsel for the Company and Shareholder. The Parent shall have received the favorable opinion of Cohen & Small dated the Effective Time, substantially in the form and to the effect set forth in Exhibit G hereto.


                                                   JARL Merger Agreement/Page 26

           (m) Resignations of Directors and Officers. The Parent shall have received the resignations of all the directors and officers of the Company.

           (n) All Proceedings to be Satisfactory. All actions to be taken by Shareholder and the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to the Parent and the Merger Sub and their counsel.

      6.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SHAREHOLDER AND THE COMPANY. The obligations of Shareholder and the Company under this Agreement are subject to the satisfaction in all material respects or waiver by Shareholder prior to or on the Closing Date of each of the following conditions:

           (a) Accuracy of Representations and Warranties. Except for such changes as are permitted pursuant to Section 5.3 of this Agreement, the representations and warranties of the Parent and Merger Sub contained in this Agreement or in any closing certificate or document delivered to Shareholder or the Company pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date other than such representations and warranties as are specifically made as of another date, and the Parent and Merger Sub shall have delivered to Shareholder and the Company a certificate to that effect.

           (b) Performance of Covenants. The Parent and Merger Sub shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at the Closing Date (except where the failure to so perform or comply would not have a material adverse effect on Shareholder and the Company or prevent it from consummating the transactions contemplated hereby), and the Parent and Merger Sub shall have delivered to Shareholder and the Company a certificate to such effect.

           (c) Approvals. The Parent shall have procured all of the consents, approvals and waivers specified in Section 4.3(f), and Parent shall deliver to Shareholder and the Company a certificate to that effect.

           (d) Release from Guarantee. The Parent shall have taken affirmative steps to cause the release of Shareholder from any and all personal guarantees of the Company's indebtedness within 90 days after the Closing Date in accordance with Section 5.7 above.

           (e) Lease Agreement. Shareholder and the Surviving Corporation shall have executed and delivered the Lease Agreement in substantially the form set forth in Exhibit C attached hereto.

           (f) Registration Rights Agreement. Shareholder and the Parent shall have executed and delivered the Registration Rights Agreement in substantially the form set forth in Exhibit D attached hereto or such other form as the parties mutually agree.


                                                   JARL Merger Agreement/Page 27

           (g) All Proceedings to be Satisfactory. Shareholder and their counsel shall have received all such counterpart originals or certified or other copies of all documents relating to the Parent incident to the transactions contemplated hereby as Shareholder or said counsel may reasonably request and such documents shall be reasonably satisfactory in form and substance to Shareholder and such counsel.

           (h) Opinion of Counsel for The Parent. Shareholder and the Company shall have received the favorable opinion of Chamberlain, Hrdlicka, White, Williams & Martin, counsel for the Parent, dated the Closing Date, substantially in the form and to the effect set forth in Exhibit H hereto.

           (i) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted that is reasonably likely to restrain, prohibit, violate or otherwise affect the consummation of the transactions contemplated hereby.

                                   ARTICLE 7

                  SURVIVAL OF REPRESENTATIONS INDEMNIFICATION

      7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties contained in this Agreement (except for Section 4.2(u)) shall survive the Closing Date, regardless of any investigation made by or on behalf of any party, and shall expire and terminate on the last day of the 24th month after the Effective Time. The representations and warranties contained in Section 4.2(u) hereof shall not terminate until the expiration of the applicable statute of limitations (including any extension thereof) for any claim by a taxing authority for any taxes, penalties or interest.

      7.2 INDEMNIFICATION BY SHAREHOLDER. Shareholder hereby agrees to indemnify and hold harmless Surviving Corporation and the Parent in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to, all litigation costs, as defined hereafter) which the Surviving Corporation or the Parent incurs in excess of $5,000 in the aggregate as a result of (i) the breach of any of the representations, warranties and covenants made by Shareholder in or pursuant to this Agreement or (ii) any actual violation or non-compliance with, or remedial obligation arising under, any environmental laws arising from any event, condition, circumstance, activity, practice, incident, action or plan relating in any way to that certain real property located in Pearland, Texas that is referenced on the Company Financial Statements; provided, however, that in no event shall the aggregate amount of indemnification hereunder, including amounts paid for attorneys fees and related expenses, exceed $300,000. The indemnification obligations of Shareholder under this Section 7.2 shall survive the Closing and will terminate at the time specified in Section 7.1, except with respect to any indemnity claim or claims pending on the date of such termination.

      7.3 INDEMNIFICATION BY THE SURVIVING CORPORATION AND THE PARENT. The Parent agrees to indemnify and hold harmless Shareholder in respect of any losses, claims, damages, liabilities or related expenses (including, but not limited to, all litigation costs, as defined hereafter) which the Shareholder incurs in excess of $5,000 in the aggregate as a result of the breach of any of the


                                                   JARL Merger Agreement/Page 28
representations, warranties and covenants made by the Parent in or pursuant to this Agreement; provided, however, that in no event shall the aggregate amount of indemnification hereunder, including amounts paid for attorneys fees and related expenses, exceed $300,000. The indemnification obligations of the Parent under this Section 7.3 shall survive the Closing and will terminate at the time specified in Section 7.1, except with respect to any indemnity claim or claims pending on the date of such termination.

      7.4 NOTICE. Promptly after any party hereto (the "Indemnified Party") has received notice or has knowledge of the occurrence of any event which the Indemnified Party asserts is an indemnifiable event or after the commencement of any action, claim or proceeding commenced against the Indemnified Party by a third party that might result in any claim for indemnity pursuant to this Agreement (a "Third Party Claim"), the Indemnified Party shall notify the party obligated to provide indemnification hereunder (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Promptly after receipt by an Indemnifying Party of any such notice, the Indemnifying Party shall, within ten business days of receipt of such notice, either: (i) acknowledge the debt, liability or obligation for which indemnity is sought as a valid claim and forthwith pay the Indemnified Party an amount sufficient to discharge such debt, liability or obligation; (ii) in the event of a Third Party Claim which is not acknowledged by the Indemnifying Party to be owing, notify the Indemnified Party of the defense thereto and thereupon promptly assume and diligently contest such Third Party Claim with counsel satisfactory to the Indemnified Party; or (iii) with respect to a claim other than a Third Party Claim, in the event of a claim by the Indemnified Party for indemnity hereunder which is challenged by the Indemnifying Party, notify the Indemnified Party of such challenge. Failure to respond within the appropriate time period following the receipt of a notice hereunder shall be deemed acknowledgment of the right to be indemnified and give rise to the immediate right in the Indemnified Party to payment in full of the amount claimed.

                                   ARTICLE 8

                          STOCK TRANSFER RESTRICTIONS

      8.1 COMPLIANCE WITH SECURITIES LAWS. Shareholder acknowledges and agrees with the Parent that the shares of the Parent Stock issued pursuant to the Merger and this Agreement (the "Restricted Shares") to Shareholder shall not be transferable except upon the conditions specified in this Article 8, which conditions are intended, among other things, to ensure compliance with the provisions of the Securities Act and any applicable state securities laws in respect of the transfer of such Restricted Shares. Shareholder acknowledges and agrees that the certificates representing the Restricted Shares will contain a restrictive legend to the effect that transfer of such shares is prohibited unless the shares are registered under the Securities Act and applicable state securities laws, or in the event that such transfer is, in the opinion of counsel to the Parent, exempt from the registration provisions of the Securities Act and applicable state securities laws.

      8.2 RESTRICTIONS ON TRANSFER. Prior to any transfer or attempted transfer of Restricted Shares other than the sale of such shares pursuant to registration under the Securities Act, Shareholder agrees to give written notice to the Parent of his intention to effect such transfer. The notice shall describe the manner and circumstances of the proposed transfer in detail and shall contain


                                                   JARL Merger Agreement/Page 29
an undertaking to furnish such other information as may be required to enable the Parent's counsel to render the opinions referred to below, and shall give the identity and address of the Shareholder's counsel. The Parent shall submit a copy of the notice to its counsel, and the following provisions shall apply:

          (a) If, in the opinion of the Parent's counsel, the proposed transfer may be effected without registration of the Restricted Shares under the Securities Act, the Parent shall, as promptly as practicable, so notify Shareholder who will then be entitled to transfer the Parent Stock in accordance with the terms of the notice delivered by Shareholder to the Parent.

          (b) If, in the opinion of the Parent's counsel, the proposed transfer of the Parent Stock may not be effected without registration under the Securities Act, the Parent shall, as promptly as practicable, so notify Shareholder, and Shareholder shall not be allowed to effect the proposed transfer except pursuant to an offering registered under the Securities Act.

          (c) Shareholder understands and agrees that the Parent is not obligated to furnish a registration statement under the Act or any state securities laws covering the Restricted Shares nor is the Parent under any obligation to aid Shareholder in obtaining any exemption from any such registration requirements. Shareholder also acknowledges that he shall be responsible for compliance with all conditions of transfer of the Restricted Shares imposed by any administrator of any state and for any expenses incurred by the Parent for legal or accounting services in connection with reviewing such proposed transfer and issuing opinions in connection therewith.

          (d) Shareholder understands and agrees that transfer of the Restricted Shares may be effected only on the books of the Parent, and that stop transfer instructions will be issued to the transfer agent of the Parent Common Stock in accordance with the legend on any certificate representing the Restricted Shares. The transfer agent will not remove the legend from any certificate representing the Restricted Shares without either registration of the Restricted Shares under the Securities Act and applicable state securities laws or an opinion of the Parent's counsel stating that the transfer of the Restricted Shares is exempt from such registration requirements and authorizing removal of the stop transfer instructions.

      8.3 OTHER AGREEMENTS. Shareholder acknowledges that certain provisions of the Shareholders Agreement and the Registration Rights Agreement will contain additional restriction on Shareholder's rights to transfer the Restricted shares, and Shareholder understands and agrees that the provisions of this
Article 8 shall apply in addition to, and not as a limitation of, the provisions of the Shareholders Agreement and the Registration Rights Agreement.

      8.4 TAX-FREE REQUIREMENTS. Notwithstanding anything in this Agreement to the contrary, Shareholder will not effect any disposition of the Parent Common Stock acquired by him pursuant to this Agreement which disposition would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.


                                                   JARL Merger Agreement/Page 30

                                   ARTICLE 9

                              FURTHER ASSURANCES

      9.1 FURTHER ASSURANCES. At any time and from time to time on and after the Closing Date (a) at the request of the Parent, Shareholder shall deliver to the Parent any records, documents and data possessed by Shareholder and not previously delivered to the Parent to which the Parent is entitled and execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as the Parent may reasonably deem necessary or desirable in order to fully and effectively vest in the Parent, or to confirm its title to and possession of, the Shares or to assist the Parent in exercising rights with respect thereto which the Parent is entitled to exercise pursuant to the terms of this Agreement; and (b) the Parent shall execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions as Shareholder may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

      9.2 BOOKS AND RECORDS.

          (a) The Parent agrees that it shall preserve and keep all books and records relating to the Company in the Parent's possession until six months following the expiration of the statute of limitations (including extensions thereof) applicable to the Tax Returns filed by or with respect to the Company for taxable periods ending prior to or on the Closing Date to which such books or records are relevant. Duly authorized representatives of Shareholder shall, upon reasonable notice, have access to such books and records during normal business hours to examine, inspect and copy such books and records.

          (b) In any instance in which either a Shareholder or the Parent, as the case may be, is required to prepare or file (or cause to be filed) Tax Returns which cover a period that includes the Closing Date or to respond to an audit by the Internal Revenue Service or other governmental agency with respect to a period prior to the Closing Date, each Shareholder or the Parent, as the case may be, will furnish all information and records reasonably available to it and reasonably requested of him, her or it and necessary or appropriate for use in preparing such returns or responding to such audit.

                                  ARTICLE 10

                                 MISCELLANEOUS

      10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

           (a) by the mutual written consent of Shareholder and the Parent;

           (b) by either Shareholder or Parent, if the Closing shall not have occurred by the 60th calendar day after the date hereof through no fault of the terminating party; provided,


                                                   JARL Merger Agreement/Page 31
     however, that the right to terminate this Agreement under this
     Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

      10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except that (a)
Section 10.3, Section 10.8, Section 10.9, Section 10.10 and Section 10.13 hereof shall survive such termination and (b) nothing herein shall relieve any party from liability for any willful breach of any other provision hereof.

      10.3 EXPENSES, ETC. Each of the parties will bear their own legal costs and other expenses incurred in negotiating and preparing this Agreement, the Schedules, Exhibits or related agreements, or in consummating the transactions contemplated in this Agreement. The Company will pay any costs associated with business brokers or advisors engaged by Shareholder. If the Parent's financial due diligence reveals a material adverse change in the financial condition of the Company and, as a consequence thereof, the transactions contemplated by this Agreement are not consummated, the Company will pay the cost of any outside accountants deemed by the Parent to be necessary to consummate such transactions. Otherwise, the Parent will pay all such outside accounting or auditing costs incident to the termination contemplated by this Agreement. Each of Shareholder, the Company and the Parent will indemnify the other parties, and hold them harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

      10.4 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.5 NOTICES. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered or mailed by registered or certified mail postage prepaid, or sent by telex, telecopier, facsimile transmission or telegraph as follows:

          If to the Shareholder, to:

               James Willburn
               6920 Winton
               Houston, Texas 77021
               Facsimile No. (713) 747-3221


                                                   JARL Merger Agreement/Page 32

          If to the Company, to:

               AA JARL, Inc.
               6920 Winton
               Houston, Texas 77021
               Attention: President
               Facsimile No. (713) 747-3221

          If to the Parent to:

               Group Maintenance America Corp.
               1800 West Loop South, Suite 1375
               Houston, Texas 77027
               Attention: Secretary
               Facsimile No. (713) 626-4776

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto. Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective when delivered in hand to the party to which directed or if sent by first-class mail postage prepaid or by telex, telecopier, facsimile transmission or telegraph and properly addressed as set forth above at the earlier of (a) the time when received by the addressee or (b) the third business day following the dispatch thereof.

      10.6 WAIVERS. Any party hereto (as to itself, but not as to other parties without their consent) may, by written notice to the other parties hereto, (a) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement; (b) waive any inaccuracies in the representations or warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of another party contained in this Agreement; or
(d) waive performance of any of the obligations of another party under this Agreement. Except as otherwise provided in the preceding sentence or Section
5.2 hereof, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

      10.7 AMENDMENTS, SUPPLEMENTS, ETC. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all parties.


                                                   JARL Merger Agreement/Page 33

      10.8 ENTIRE AGREEMENT. This Agreement, its Exhibits and Disclosure Schedules and the documents executed on the Closing Date in connection herewith, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement or such other documents, and no party hereto shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

      10.9 CHOICE OF FORUM; CONSENT TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any matter hereto, shall be brought in the United States District Court for the Southern District of Texas, or in the event that federal jurisdiction does not pertain, in the state courts of the State of Texas in Harris County. Each of the parties hereto hereby submits and consents to the jurisdiction of such court for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to the laying of venue in such courts, and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

      10.10 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      10.11 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

      10.12 PUBLIC ANNOUNCEMENTS. The Parent, Shareholder and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the other, unless counsel has advised such party that such release or other public statement must be issued immediately and the issuing party has not been able, despite its good faith efforts, to secure the prior approval of the other party.

      10.13 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.


                                                   JARL Merger Agreement/Page 34

      10.14 CONSENT OF SPOUSE. The signature of the spouse of Shareholder represents that the spouse has read and understands this Agreement and agrees that its terms are fair and in such spouse's best interest and such spouse agrees to bind her community interest, if any, in the Parent Common Stock, and such spouse's heirs, beneficiaries, legal representatives and assigns, to the terms of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the date first above written.

                                     THE PARENT

                                     GROUP MAINTENANCE AMERICA CORP.



                                         /s/ J. PATRICK MILLINOR, JR.
                                     By:_____________________________________
                                        J. Patrick Millinor, Jr., President


                                     THE MERGER SUB

                                     JARL ACQUISITION CORP.



                                         /s/ J. PATRICK MILLINOR, JR.
                                     By:_____________________________________
                                        J. Patrick Millinor, Jr. President


                                     SHAREHOLDER


                                      /s/ JAMES WILLBURN
                                     ________________________________________
                                     James Willburn (individually)



                                      /s/ MARY ELLEN WILLBURN
                                     ________________________________________
                                     Mary Ellen Willburn (individually)


                                                   JARL Merger Agreement/Page 35

                                     THE COMPANY

                                     AA JARL, INC.



                                         /s/ JAMES WILLBURN
                                     By:_____________________________________
                                        James Willburn, President


                                                   JARL Merger Agreement/Page 36